                                                                    EXHIBIT 23.1


The Board of Directors
Mexican Restaurants, Inc.


We consent to incorporation by reference in the registration statement (No. 333-2271) on Form S-8 of Mexican Restaurants, Inc. of our report dated March 10, 2000, relating to the consolidated balance sheets of the Mexican Restaurants, Inc. as of January 2, 2000 and January 3, 1999 and the related consolidated statements of income, stockholders' equity and cash flows for the three fiscal-year period ended January 2, 2000, which report appears in the January 2, 2000 Annual Report on Form 10-K of Mexican Restaurants, Inc.


/s/ KPMG LLP

Houston, Texas
March 31, 2000